Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of NAYA Biosciences, Inc. of our report dated April 16, 2024 (November 19, 2024, as to the effects of the restatement discussed in Note 2), which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the consolidated financial statements of NAYA Biosciences, Inc. as of December 31, 2023 and 2022 and for the periods then ended, which appears in its Annual Report on Form 10-K/A for the year ended December 31, 2023 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS PLLC.
M&K CPAS PLLC

The Woodlands, Texas

December 13, 2024